For Immediate Release
SEPTEMBER 30, 2004

For More Information:

Linda Varrell, Vice President Northeast Bank, 158 Court Street, Auburn, ME 04210 lvarrell@northeastbank.com	1-800-284-5989 ext. 3520

or

Craig Sargent Sargent Insurance Agency, 2568 Main Street, Rangeley, ME 04970	1-888-639-5500

Northeast Bank Subsidiary to Acquire Sargent Insurance Agency

Auburn, MAINE (September 30, 2004)-Northeast Financial Services, Co., a subsidiary of Northeast Bank, and Sargent Insurance Agency today announced that they have signed and executed a purchase and sales agreement, with Northeast Financial Services acquiring 100% of the outstanding shares of Sargent Insurance. Sargent is the second company acquired by the insurance sales arm of Northeast Bank, which purchased the Kendall Insurance Agency in 2002.

 "This acquisition fits with our expansion strategy to provide increased access to financial products, and it positions our company for future growth," said Jim Delamater, President and CEO of Northeast Bank. "The merger will grow our Insurance Division significantly in gross premiums, add a host of new carriers, provide access to approximately 21,000 new customers and expand the Northeast brand and footprint into new markets." Delamater added that the entire Sargent Insurance staff would join Northeast Financial immediately upon closing, with no positions eliminated.

"My team is looking forward to becoming part of the Northeast Bank franchise," said Craig Sargent, co-founder of Sargent Insurance. "Northeast is an independent company focused on sound strategic growth. I believe that the combination of our infrastructure, experience and customer base, together with Northeast's innovation, growth and stability, will allow us to successfully serve the insurance needs of our customers well into the future."

The expanded Insurance Agency will be known as Northeast Financial Services, Co. with Craig Sargent managing the entire division. Insurance sales offices for Northeast Financial Services will be expanded to include Auburn, Augusta, Anson, Mexico, Rangeley, and South Paris, and will continue through its existing offices in Bethel.

About Sargent Insurance Agency

Headquartered in Rangeley, Maine, the Sargent Insurance Agency is a full service independent insurance agency established in 1982 by Craig and Sharon Sargent. The Agency provides complete personal and business insurance programs. Sargent serves approximately 21,000 customers including individuals, families and businesses in all of western, central and southern Maine through six locations. To learn more about Sargent Insurance Agency call (888) 639-5500.

About Northeast Financial Services, Co. and Northeast Bank

Northeast Financial Services, Co. a wholly owned subsidiary of Northeast Bank provides comprehensive insurance financial services with an emphasis on "needs-based" advice to meet the needs of its consumer and business customers. Their full spectrum of insurance services includes personal, business and financial coverage.

Northeast Bank, headquartered in Auburn, ME, is a wholly owned subsidiary of Northeast Bancorp (AMEX: NBN) and operates 12 locations in Augusta, Bethel, Brunswick, Buckfield, Falmouth, Harrison, Lewiston, Lisbon Falls, Mechanic Falls, Portland, and South Paris. To learn more about Northeast Bank and Northeast Financial Services, Co., call (800) 284-5989, or visit their Web site at www.northeastbank.com.

Important information-Securities, annuities, and insurance products are not deposit products, not FDIC insured, are subject to investment risk, including the possible loss of principal, and are not an obligation of or guaranteed by the Bank. Securities in customer accounts protected up to $500,000. For details, please see www.sipc.org.